EXHIBIT 16.1


ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED

August 15, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

RE:  Xinhua China Ltd.

Dear Commissioners:

We have read the statements included in the draft Form 8-K, dated July 25, 2007, for Xinhua China Ltd., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our dismissal and our audit for the year ended June 30, 2006 and the reviews for the quarterly period ended September 30, 2006, December 31, 2006 and March 31, 2007.

We have no disagreements with the statements contained therein Item 4.01 disclosures provided to us. Our report on the financial statements for the year ended June 30, 2006, did not contain an adverse opinion or a disclaimer of opinion nor was it qualified or modified as to audit scope, accounting principles or uncertainty, except for a going concern opinion expressing substantial doubt about the ability of the company to continue as a going concern.

Very truly yours,

/s/ ZHONG YI (HK) CPA CO LIMITED

Zhing Yi (Hong Kong) C.P.A. Company Limited
Hong Kong, China

9TH FL., CHINA CHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD., CENTRAL, HONG KONG

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